Exhibit 10.1

AGREEMENT FOR PURCHASE AND SALE OF IMPROVED REAL PROPERTY

FOR AND IN CONSIDERATION OF THE MUTUAL PROMISES SET FORTH HEREIN AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES HERETO AGREE AS FOLLOWS:

Section 1. Terms and Definitions:

“Seller”:   [  ]

“Buyer”:   [   ]

“Property”:   Street Address: [   ]

City: [   ] Zip:[   ] County: [   ], NC[   ]

Lot/Unit[   ], Subdivision/Condominium [   ]

Plat Book/Slide[   ] at Page(s)[   ] PIN/PID: [   ]

Other description:

Some or all ofthe Property may be described in Deed Book [   ]                at Page [   ]

Government authority over taxes, zoning, school districts, utilities, and mail delivery may differ from address. The Property shall include all the above real estate described together with all appurtenances thereto including the improvements located thereon and the fixtures.

✔ If this box is checked, “Property” shall mean that property described on Exhibit A attached hereto and incorporated by reference. Any personal property should be included in Exhibit A.

NOTE: If the Buyer or Seller is an entity, then in order to form a binding agreement and complete a transaction the entity must be validly formed and in good standing with the Secretary of State in the State of formation of the entity.

“Purchase Price”:	$25,000,000.00 paid in U.S. Dollars upon the following terms:

$1,000,000.00 EARNEST MONEY as cash personal check official bank check wire transfer electronic transfer (details below)

$N/A PROMISSORY NOTE (details below)

$24,000,000.00 BALANCE of the Purchase Price in cash at Closing (some or all of which may be paid with the proceeds of a new loan) Notwithstanding the above, should Buyer close on or before August 5, 2026; Seller agrees to reduce the Purchase Price by $400,000.00

Buyer, at Buyer’s expense, shall be entitled to pursue qualification for and approval of any loan Buyer intends to obtain in connection with the transaction contemplated by this Agreement. Buyer’s obligations under this Agreement are not conditioned upon obtaining or closing any loan. Therefore, Buyer is advised to consult with Buyer’s lender prior to signing this offer to assure that the Examination Period allows sufficient time for Buyer’s lender to provide Buyer sufficient information to decide whether to proceed with or terminate the transaction.

“Contract Date” means the date this Agreement has been fully executed by both Buyer and Seller.

“Examination Period” will begin on July 3, 2026 and extend through September 4, 2026 at 5:00pm (based upon time at the locale of the Property). TIME BEING OF THE ESSENCE.

“Closing” shall occur on or before: September 9, 2026                                    (See Section 11 for details).

This form jointly approved by:

North Carolina Bar Association’s Real Property Section

North Carolina Association of REALTORS®, Inc.

Buyer Initials [ ]	Seller Initials [ ]	STANDARD FORM 580-T Revised 7/2025

“Broker(s)” shall mean: N/A                                      (“Listing Agency”)

_____________Lic. No. _____________ (“Listing Agent”)

Acting as: ☐ Seller’s Agent ☐ Dual Agent

                                N/A                    (“Selling Agency”)

_____________Lic. No. _____________ (“Selling Agent”)

Acting as: ☐ Buyer’s Agent ☐ Seller’s (Sub)Agent ☐ Dual Agent

“Seller’s Notice Address” shall be as follows: [   ]

e-mail address:[   ]   fax number: [   ]

except as same may be changed pursuant to Section 12.

“Buyer’s Notice Address” shall be as follows: [   ]

e-mail address: [   ]   fax number: n/a

except as same may be changed pursuant to Section 12.

✔	If this block is marked, additional terms of this Agreement are set forth on Exhibit B attached hereto and incorporated herein by reference. (Note: Under North Carolina law, real estate agents are not permitted to draft conditions or contingencies to this Agreement.)

☐	If this block is marked, additional terms of this Agreement are in the Additional Provisions Addendum (Form 581-T) attached hereto and incorporated herein by reference.

☐	If this block is marked, additional terms of this Agreement are in the Back Up Agreement Addendum (Form 581A-T) attached hereto and incorporated herein by reference.

Earnest Money Terms: The Earnest Money shall be deposited in escrow with [   ] (“Escrow Agent”) within five (5) calendar days of the Contract Date, to be applied as part payment of the Purchase Price of the Property at Closing, or disbursed as agreed upon under the provisions of Section 10 herein. Should Buyer fail to deliver the Earnest Money by the date required hereunder, or should any check or other funds paid by Buyer be dishonored, for any reason, by the institution upon which the payment is drawn, Buyer shall have one (1) banking day after written notice of such dishonor to deliver cash, official bank check, wire transfer or electronic transfer to the Escrow Agent. If Buyer fails to deliver the required funds within one (1) banking day after written notice, then Seller may terminate this Agreement by written notice to Buyer at any time thereafter, provided Seller has not then received acknowledgement by Escrow Agent of its receipt of funds from Buyer. If the Escrow Agent has not delivered to the Seller the acknowledgement of Earnest Money on the last page of this Agreement by the calendar day following the date the Earnest Money is required to be delivered hereunder, it shall be presumed that the Earnest Money was not delivered by the required time (unless, upon the written request of Seller, Escrow Agent can provide proof of its receipt of the Earnest Money by the required time). Buyer and Seller consent to the disclosure by the Escrow Agent, to the parties to this Agreement, the Broker(s) and any Buyer lender, of any material facts pertaining to the Earnest Money.

☐ ANY EARNEST MONEY DEPOSITED BY BUYER IN A TRUST ACCOUNT MAY BE PLACED IN AN INTEREST-BEARING TRUST ACCOUNT, AND: (check only ONE box)

☐ ANY INTEREST EARNED THEREON SHALL BE APPLIED AS PART PAYMENT OF THE PURCHASE PRICE OF THE PROPERTY AT CLOSING, OR DISBURSED AS AGREED UPON UNDER THE PROVISIONS OF SECTION 10 HEREIN. (Buyer’s Taxpayer ID Number is:[   ] .

☐ ANY INTEREST EARNED THEREON SHALL BELONG TO THE ACCOUNT HOLDER IN CONSIDERATION OF THE EXPENSES INCURRED BY MAINTAINING SUCH ACCOUNT AND RECORDS ASSOCIATED THEREWITH.

Buyer Initials [ ]	Seller Initials [ ]	STANDARD FORM 580-T Revised 7/2025

Promissory Note Terms: Any promissory note must be secured by a deed of trust, said promissory note in the amount of N/A Dollars being payable over a term of [   ] years, with an amortization period of [   ] years, payable in monthly installments of principal, together with accrued interest on the outstanding principal balance at the rate of[   ] percent ([ ] %) per annum in the amount of $[   ] , with the first principal payment beginning on the first day of the month next succeeding the date of Closing, or such other terms as may be set forth on Exhibit B. At any time, the promissory note may be prepaid in whole or in part without penalty and without further interest on the amounts prepaid from the date of such prepayment. In the event of Buyer’s subsequent default upon a promissory note and deed of trust given hereunder, Seller’s remedies may be limited to foreclosure of the Property. If the deed of trust given hereunder is subordinated to senior financing, the material terms of such financing must be set forth on Exhibit B. If such senior financing is subsequently foreclosed, the Seller may have no remedy to recover under the note.

Section 2. Sale of Property and Payment of Purchase Price: Seller agrees to sell and Buyer agrees to buy the Property for the Purchase Price.

Section 3. Proration of Expenses and Payment of Costs: Seller and Buyer agree that all property taxes (on a calendar year basis), leases, rents, mortgage payments and utilities or any other assumed liabilities as detailed on attached Exhibit B, and/or Exhibit C, as applicable, if any, shall be prorated as of the date of Closing. Seller shall pay for preparation of a deed and all other documents necessary to perform Seller’s obligations under this Agreement, excise tax (revenue stamps), any deferred or rollback taxes, and other conveyance fees or taxes required by law, any fees required for confirming Seller’s account payment information on owners’ association dues or assessments for payment or proration; any fees imposed by an owners’ association and/or a management company as agent of the owners’ association in connection with the transaction contemplated by this Agreement other than those fees required to be paid by Buyer in this Section 3 below, and the following: one-half of any escrow fee.

Buyer shall pay recording costs, costs of any title search, title insurance, survey, the cost of any inspections or investigations undertaken by Buyer under this Agreement, charges required by an owners’ association declaration to be paid by Buyer for Buyer’s future use and enjoyment of the Property, including, without limitation, working capital contributions, membership fees, or charges for Buyer’s use of the common elements and/or services provided to Buyer, any costs or charges for determining restrictive covenant compliance, and the following: one-half of any escrow fee. Each party shall pay its own attorney’s fees.

Section 4. Deliveries: Seller agrees to use best efforts to deliver to Buyer, as soon as reasonably possible after the Contract Date, copies of all material information relevant to the Property in the possession of Seller, including but not limited to: title insurance policies (and copies of any documents referenced therein), surveys, soil test reports, environmental surveys or reports, site plans, civil drawings, building plans, maintenance records and copies of all presently effective warranties or service contracts related to the Property. Seller authorizes (1) any attorney presently or previously representing Seller to release and disclose any title insurance policy in such attorney’s file to Buyer and both Buyer’s and Seller’s agents and attorneys; and (2) the Property’s title insurer or its agent to release and disclose all materials in the Property’s title insurer’s (or title insurer’s agent’s) file to Buyer and both Buyer’s and Seller’s agents and attorneys. If Buyer does not consummate the Closing for any reason other than Seller default, then Buyer shall return to Seller all hard copy materials delivered by Seller to Buyer pursuant to this Section 4 (or Section 7, if applicable), if any, and shall, upon Seller’s request, following release of the Earnest Money, provide to Seller copies of (subject to the ownership and copyright interests ofthe preparer thereof) any and all studies, reports, surveys and other information relating directly to the Property prepared by or at the request of Buyer, its employees and agents, without any warranty or representation by Buyer as to the contents, accuracy or correctness thereof. Notwithstanding the above provisions regarding delivery and return of information and documentation, should there exist a separate non-disclosure, confidentiality, or similar agreement between Buyer and Seller, the terms of which conflict with this provision insofar as delivery and return of information and documentation, then the terms of such non-disclosure, confidentiality, or similar agreement shall control as to the delivery and return of information and documentation.

Section 5. Evidence of Title: Seller agrees to convey fee simple insurable title to the Property without exception for mechanics’ liens, free and clear of all liens, encumbrances and defects of title other than: (a) zoning ordinances affecting the Property, (b) Leases (as defined in Section 7, if applicable) and (c) specific instruments on the public record at the Contract Date agreed to by Buyer (not objected to by Buyer prior to the end of the Examination Period), which specific instruments shall be enumerated in the deed referenced in Section 11 (items 5(a), 5(b) and 5(c) being collectively “Permitted Exceptions”); provided that Seller shall be required to satisfy, at or prior to Closing, any encumbrances that may be satisfied by the payment of a fixed sum of money, such as deeds of trust, mortgages or statutory liens. Seller shall not enter into or record any instrument that affects the Property (or any personal property listed on Exhibit A) after the Contract Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed.

Section 6. Conditions: This Agreement and the rights and obligations of the parties under this Agreement are hereby made expressly conditioned upon fulfillment (or waiver by Buyer, whether explicit or implied) of the following conditions:

(a) Title Examination: After the Contract Date, Buyer shall, at Buyer’s expense, cause a title examination to be made of the Property before the end of the Examination Period. In the event that such title examination shall show that Seller’s title is not fee simple insurable, subject only to Permitted Exceptions, then Buyer shall promptly notify Seller in writing of all such title defects and exceptions, in no case later than the end of the Examination Period, and Seller shall have thirty (30) days to cure said noticed defects. If Seller does not cure the defects or objections within thirty (30) days of notice thereof, then Buyer may terminate this Agreement and receive a return of Earnest Money (notwithstanding that the Examination Period may have expired). If Buyer is to purchase title insurance, the insuring company must be licensed to do business in the state in which the Property is located. Title to the Property must be insurable at regular rates, subject only to standard exceptions and Permitted Exceptions.

Buyer Initials [ ]	Seller Initials [ ]	STANDARD FORM 580-T Revised 7/2025

(b) Same Condition: If the Property is not in substantially the same condition at Closing as of the date of the offer, reasonable wear and tear excepted, then the Buyer may (i) terminate this Agreement and receive a return of the Earnest Money or (ii) proceed to Closing whereupon Buyer shall be entitled to receive, in addition to the Property, any of the Seller’s insurance proceeds payable on account of the damage or destruction applicable to the Property.

(c) Inspections: Buyer, its agents or representatives, at Buyer’s expense and at reasonable times during normal business hours, shall have the right to enter upon the Property for the purpose of inspecting, examining, conducting timber cruises, and surveying the Property; provided, however, that Buyer shall not conduct any invasive testing of any nature without the prior express written approval of Seller as to each specific invasive test intended to be conducted by Buyer. Buyer shall conduct all such on-site inspections, examinations, testing, timber cruises and surveying of the Property in a good and workmanlike manner, at Buyer’s expense, shall repair any damage to the Property caused by Buyer’s entry and on-site inspections and shall conduct same in a manner that does not unreasonably interfere with Seller’s or any tenant’s use and enjoyment of the Property. In that respect, Buyer shall make reasonable efforts to undertake on-site inspections outside of the hours Seller’s or any tenant’s business is open to the public. Buyer shall provide Seller or any tenant (as applicable) reasonable advance notice of and Buyer shall cause its agents or representatives and third party service providers (e.g. inspectors, surveyors, etc.) to give reasonable advance notice of any entry onto the Property. Buyer shall be obligated to observe and comply with any terms of any tenant lease which conditions access to such tenant’s space at the Property. Upon Seller’s request, Buyer shall provide to Seller evidence of general liability insurance. Buyer shall also have a right to review and inspect all contracts or other agreements affecting or related directly to the Property and shall be entitled to review such books and records of Seller that relate directly to the operation and maintenance of the Property, provided, however, that Buyer shall not disclose any information regarding this Property (or any tenant therein) unless required by law, and the same shall be regarded as confidential, to any person, except to its attorneys, accountants, lenders and other professional advisors, in which case Buyer shall obtain their agreement to maintain such confidentiality. Buyer assumes all responsibility for the acts of itself and its agents or representatives in exercising its rights under this Section 6(c) and agrees to indemnify and hold Seller harmless from any damages resulting therefrom. This indemnification obligation of Buyer shall survive the Closing or earlier termination of this Agreement. Except as provided in Section 6(b) above, Buyer shall have from the Contract Date through the end of the Examination Period to perform the above inspections, examinations and testing. IF BUYER CHOOSES NOT TO PURCHASE THE PROPERTY, FOR ANY REASON OR NO REASON, AND PROVIDES WRITTEN NOTICE TO SELLER THEREOF PRIOR TO THE EXPIRATION OF THE EXAMINATION PERIOD, THEN THIS AGREEMENT SHALL TERMINATE, AND BUYER SHALL RECEIVE A RETURN OF THE EARNEST MONEY.

Section 7. Leases (Check one of the following, as applicable):

☐ If this box is checked, Seller affirmatively represents and warrants that there are no Leases (as hereinafter defined) affecting the Property.

✔ If this box is checked, Seller discloses that there are one or more leases affecting the Property (“Leases”), and the following provisions are hereby made a part of this Agreement.

(a) A list of all Leases shall be set forth on Exhibit C. Seller represents and warrants that, as of the Contract Date, there are no other Leases, oral or written, recorded or not, nor any subleases affecting the Property, except as set forth on Exhibit C. Unless written consent is given by Buyer, Seller will not enter in to any Lease affecting the Property nor terminate any Lease in Exhibit C during the effectiveness of this Agreement. Buyer agrees to take no action which would affect any lease in Exhibit C prior to Closing;

(b) Seller shall deliver copies of any Leases to Buyer pursuant to Section 4 as if the Leases were listed therein;

(c) Seller represents and warrants that, as of the Contract Date, there are no current defaults (or any existing situation which, with the passage of time, or the giving of notice, or both, or at the election of either landlord or tenant, could constitute a default) either by Seller, as landlord, or by any tenant under any Lease (“Lease Default”). In the event there is any Lease Default as of the Contract Date, Seller agrees to provide Buyer with a detailed description of the situation in accordance with Section 4. Seller agrees not to commit a Lease Default as Landlord after the Contract Date; and agrees further to notify Buyer immediately in the event a Lease Default arises or is claimed, asserted or threatened to be asserted by either Seller or a tenant under the Lease.

Buyer Initials [ ]	Seller Initials [ ]	STANDARD FORM 580-T Revised 7/2025

(d) In addition to the conditions provided in Section 6 of this Agreement, this Agreement and the rights and obligations of the parties under this Agreement are hereby made expressly conditioned upon the assignment of Seller’s interest in any Lease to Buyer in form and content acceptable to Buyer (with tenant’s written consent and acknowledgement, if required under the Lease). Seller agrees to deliver an assignment of any Lease at or before Closing, with any security deposits held by Seller under any Leases to be transferred or credited to Buyer at or before Closing. The assignment shall provide: (i) that Seller shall defend, indemnify and hold Buyer harmless from claims, losses, damages and liabilities (including, without limitation, court costs and attorneys’ fees) asserted against or incurred by Buyer which are caused by or the result of any default by Seller under any Lease prior to the date of Closing, and (ii) that Buyer shall defend, indemnify and hold Seller harmless from claims, losses, damages and liabilities (including, without limitation, court costs and attorneys’ fees) asserted against or incurred by Seller which are caused by or the result of any default by Buyer under any Lease after the date of Closing.

(e) Seller also agrees to work diligently to obtain any tenant signatures on any estoppel certificates in such form as Buyer may reasonably request and to work diligently to obtain any subordination, nondisturbance and attornment agreements in such form as Buyer may reasonably request.

Section 8. Environmental: Seller represents and warrants that it has no actual knowledge of the presence or disposal, except as in accordance with applicable law, within the buildings or on the Property of hazardous or toxic waste or substances, which are defined as those substances, materials, and wastes, including, but not limited to: those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR Part 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302.4) and amendments thereto, or such substances, materials and wastes, which are or become regulated under any applicable local, state or federal law, including, without limitation, any material, waste or substance which is (i) petroleum, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) designated as a Hazardous Substance pursuant to Section 311 of the Clean Water Act of 1977 (33 U.S.C. §1321) or listed pursuant to Section 307 of the Clean Water Act of 1977 (33 U.S.C. §1317), (v) defined as a hazardous waste pursuant to Section 1004 of the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6903) or (vi) defined as a hazardous substance pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601). Seller has no actual knowledge of any contamination of the Property from such substances as may have been disposed of or stored on neighboring tracts.

Section 9. Risk of Loss/Damage/Repair: Until Closing, the risk of loss or damage to the Property, except as otherwise provided herein, shall be borne by Seller. Except as to maintaining the Property in its same condition, Seller shall have no responsibility for the repair of the Property, including any improvements, unless the parties hereto agree in writing.

Section 10. Earnest Money Disbursement: In the event that any condition hereto is not satisfied, then the Earnest Money shall be refunded to Buyer. In the event of breach of this Agreement by Seller, the Earnest Money shall be refunded to Buyer upon Buyer’s request, but such return shall not affect any other remedies available to Buyer for such breach. In the event of breach of this Agreement by Buyer, the Earnest Money shall be paid to Seller as liquidated damages and as Seller’s sole and exclusive remedy for such breach, but without limiting Seller’s rights under Section 6(c) or Section 22 of this Agreement. It is acknowledged by the parties that payment of the Earnest Money to Seller in the event of a breach of this Agreement by Buyer is compensatory and not punitive, such amount being a reasonable estimation of the actual loss that Seller would incur as a result of such breach. The payment of the Earnest Money to Seller shall not constitute a penalty or forfeiture but actual compensation for Seller’s anticipated loss, both parties acknowledging the difficulty determining Seller’s actual damages for such breach.

NOTE: In the event of a dispute between Seller and Buyer over the disposition of the Earnest Money held in escrow, a licensed real estate broker is required by state law (and Escrow Agent, if not a broker, hereby agrees) to retain the Earnest Money in the Escrow Agent’s trust or escrow account until Escrow Agent has obtained a written release from the parties consenting to its disposition or until disbursement is ordered by a court of competent jurisdiction. Alternatively, if a broker or an attorney licensed to practice law in North Carolina is holding the Earnest Money, the broker or attorney may deposit the disputed monies with the appropriate clerk of court in accordance with the provisions of N.C.G.S. §93A- 12.

Seller and Buyer hereby agree and acknowledge that the Escrow Agent assumes no liability in connection with the holding of the Earnest Money pursuant hereto except for negligence or willful misconduct of Escrow Agent. Escrow Agent shall not be responsible for the validity, correctness or genuineness of any document or notice referred to under this Agreement. Seller and Buyer hereby agree to indemnify, protect, save and hold harmless Escrow Agent and its successors, assigns and agents pursuant to this Agreement, from any and all liabilities, obligations, losses, damages, claims, actions, suits, costs or expenses (including attorney fees) of whatsoever kind or nature imposed on, incurred by or asserted against Escrow Agent which in any way relate to or arise out of the execution and delivery of this Agreement and any action taken hereunder; provided, however, that Seller and Buyer shall have no such obligation to indemnify, save and hold harmless Escrow Agent for any liability incurred by, imposed upon or established against it as a result of Escrow Agent’s negligence or willful misconduct.

Buyer Initials [ ]	Seller Initials [ ]	STANDARD FORM 580-T Revised 7/2025

Section 11. Closing: At or before Closing, Seller shall deliver to Buyer a special warranty deed unless otherwise specified on Exhibit B and other documents customarily executed or delivered by a seller in similar transactions, including without limitation, a bill of sale for any personalty listed on Exhibit A, an owner’s affidavit, lien waiver forms (and such other lien related documentation as shall permit the Property to be conveyed free and clear of any claim for mechanics’ liens) and a non-foreign status affidavit (pursuant to the Foreign Investment in Real Property Tax Act), and Buyer shall cause to be delivered the funds necessary to pay to Seller the Purchase Price. The Closing shall be conducted by Buyer’s attorney or handled in such other manner as the parties hereto may mutually agree in writing. Possession shall be delivered at Closing, unless otherwise agreed herein. The Purchase Price and other funds to be disbursed pursuant to this Agreement shall not be disbursed until the Buyer’s attorney’s (or other designated settlement agent’s) receipt of authorization to disburse all necessary funds.

Section 12. Notices: Unless otherwise provided herein, all notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing (which shall include electronic mail) and shall be deemed to have been properly given and received (i) on the date delivered in person or (ii) the date deposited in the United States mail, registered or certified, return receipt requested, to the addresses set out in Section 1 as to Seller, and in Section 1 as to Buyer, or at such other addresses as specified by written notice delivered in accordance herewith, (iii) at such time as the sender performs the final act to send such transmission, in a form capable of being processed by the receiving party’s system, to any electronic mail address or facsimile number, if any, provided in Section 1 as to Seller, and in Section 1 as to Buyer or (iv) on the date deposited with a recognized overnight delivery service, addressed to the addresses set out in Section 1 as to Seller, and in Section 1 as to Buyer, or at such other addresses as specified by written notice delivered in accordance herewith. If a notice is sent by more than one method, it will be deemed received upon the earlier of the dates of receipt pursuant to this Section.

Section 13. Counterparts; Entire Agreement: This Agreement may be executed in one or more counterparts, which taken together, shall constitute one and the same original document. Copies of original signature pages of this Agreement may be exchanged via facsimile or e-mail, and any such copies shall constitute originals. This Agreement constitutes the sole and entire agreement among the parties hereto and no modification of this Agreement shall be binding unless in writing and signed by all parties hereto. The invalidity of one or more provisions of this Agreement shall not affect the validity of any other provisions hereof and this Agreement shall be construed and enforced as if such invalid provisions were not included.

Section 14. Enforceability: This Agreement shall become a contract when signed by both Buyer and Seller and such signing is communicated to both parties; it being expressly agreed that notice given in accordance with Section 12 is not required for effective communication for the purposes of this Section 14. The parties acknowledge and agree that: (i) the initials lines at the bottom of each page of this Agreement are merely evidence of their having reviewed the terms of each page, and (ii) the complete execution of such initial’s lines shall not be a condition of the effectiveness of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, successors and assigns and their personal representatives.

Section 15. Adverse Information and Compliance with Laws:

(a) Seller Knowledge/Assessments: Seller has no actual knowledge of (i) condemnation(s) affecting or contemplated with respect to the Property; (ii) actions, suits or proceedings pending or threatened against the Property; (iii) changes contemplated in any applicable laws, ordinances or restrictions affecting the Property; or (iv) governmental special assessments, either pending or confirmed, for sidewalk, paving, water, sewer, or other improvements on or adjoining the Property, and no pending or confirmed owners’ association special assessments, except as follows (Insert “None” or the identification of any matters relating to (i) through (iv) above, if any): None.

Note: For purposes of this Agreement: (i) a “special assessment” is defined as a charge against the Property by a governmental authority in addition to ad valorem taxes and recurring governmental service fees levied with such taxes, or by an owners’ association in addition to any regular assessment (dues), either of which may be a lien against the Property; a special assessment may be either pending or confirmed; (ii) .a “confirmed” special assessment is defined as an assessment that has been approved by a governmental agency or an owners’ association for the purpose(s) stated, whether, at the time of Closing, it is payable in a lump sum or future installments; (iii) a “pending” special assessment is defined as an assessment that is under formal consideration by a governmental agency or an owners’ association but which has not been approved prior to Closing. Seller shall pay, in full at Closing, all confirmed governmental or association special assessments, provided that the amount thereof can be reasonably determined or estimated. The payment of such determined or estimated amount shall be the final payment between Buyer and Seller as to any confirmed special assessments. If the amount of any special assessment cannot be reasonably determined or estimated, the special assessment shall be deemed a pending special assessment. Buyer shall take title subject to all pending special assessments disclosed by Seller herein, if any.

Buyer Initials [ ]	Seller Initials [ ]	STANDARD FORM 580-T Revised 7/2025

(b) Compliance: To Seller’s actual knowledge, (i) Seller has complied with all applicable laws, ordinances, regulations, statutes, rules and restrictions pertaining to or affecting the Property; (ii) performance of the Agreement will not result in the breach of, constitute any default under or result in the imposition of any lien or encumbrance upon the Property under any agreement or other instrument to which Seller is a party or by which Seller or the Property is bound; and (iii) there are no legal actions, suits or other legal or administrative proceedings pending or threatened against the Property, and Seller is not aware of any facts which might result in any such action, suit or other proceeding.

(c) Owners’ Association: If the Property is subject to regulation by an owners’ association, Seller shall deliver the following information to Buyer pursuant to Section 4 as if the same were listed therein (or Seller shall state that Seller does not have same in their possession or that such item is not applicable): (i) the name of the owners’ association; (ii) the amount of regular assessments (dues); (iii) the name, address and telephone number of the president of the owners’ association or of the association manager or management company; (iv) the owners’ association website address; (v) the Seller’s statement of account; (vi) the master insurance policy showing the coverage provided and the deductible amount; (vii) copies of any Declaration and/or Restrictive Covenants; (viii) the Rules and Regulations, (ix) the Articles of Incorporation and Bylaws of the owners’ association; (x) the current financial statement and budget of the owners’ association; (xi) the parking restrictions and information; and (xii) the architectural guidelines. Seller authorizes and directs any owners’ association, any management company of the owners’ association, any insurance company and any attorney who has previously represented the Seller to release to Buyer, Buyer’s agents, representative, closing attorney or lender true and accurate copies of the foregoing items affecting the Property, including any amendments thereto.

Section 16. Survival of Representations and Warranties: All representations, warranties, covenants and agreements made by the parties hereto shall survive the Closing and delivery of the deed. Seller shall, at or within six (6) months after the Closing, and without further consideration, execute, acknowledge and deliver to Buyer such other documents and instruments, and take such other action as Buyer may reasonably request or as may be necessary to more effectively transfer to Buyer the Property described herein in accordance with this Agreement.

Section 17. Applicable Law: This Agreement shall be construed under the laws of the state in which the Property is located. This form has only been approved for use in North Carolina.

Section 18. Assignment: This Agreement is freely assignable unless otherwise expressly provided on Exhibit B.

Section 19. Tax-Deferred Exchange: In the event Buyer or Seller desires to effect a tax-deferred exchange in connection with the conveyance of the Property, Buyer and Seller agree to cooperate in effecting such exchange; provided, however, that the exchanging party shall be responsible for all additional costs associated with such exchange, and provided further that a non-exchanging party shall not assume any additional liability with respect to such tax-deferred exchange. Seller and Buyer shall execute such additional documents, at no cost to the non-exchanging party, as shall be required to give effect to this provision.

Section 20. Memorandum of Contract: Upon request by either party, the parties hereto shall execute a memorandum of contract in recordable form setting forth such provisions hereof (other than the Purchase Price and other sums due) as either party may wish to incorporate. Such memorandum of contract shall contain a statement that it automatically terminates and the Property is released from any effect thereby as of a specific date to be stated in the memorandum (which specific date shall be no later than the date of Closing). The cost of recording such memorandum of contract shall be borne by the party requesting execution of same.

Section 21. Authority: Each signatory to this Agreement represents and warrants that he or she has full authority to sign this Agreement and such instruments as may be necessary to effectuate any transaction contemplated by this Agreement on behalf of the party for whom he or she signs and that his or her signature binds such party.

Section 22. Brokers: Except as expressly provided herein, Buyer and Seller agree to indemnify and hold each other harmless from any and all claims of brokers, consultants or real estate agents by, through or under the indemnifying party for fees or commissions arising out of the sale of the Property to Buyer. Buyer and Seller represent and warrant to each other that: (i) except as to the Brokers designated under Section 1 of this Agreement, they have not employed nor engaged any brokers, consultants or real estate agents to be involved in this transaction and (ii) that the compensation of the Brokers is established by and shall be governed by separate agreements entered into as amongst the Brokers, the Buyer and/or the Seller.

Section 23. Attorney’s Fees: If legal proceedings are instituted to enforce any provision of this Agreement, the prevailing party in the proceeding shall be entitled to recover from the non-prevailing party reasonable attorney’s fees and court costs incurred in connection with the proceeding.

☐ EIFS/SYNTHETIC STUCCO: If the adjacent box is checked, Seller discloses that the Property has been clad previously (either in whole or in part) with an “exterior insulating and finishing system” commonly known as “EIFS” or “synthetic stucco” ..

Seller makes no representations or warranties regarding such system and Buyer is advised to make its own independent determinations with respect to conditions related to or occasioned by the existence of such materials at the Property.

Buyer Initials [ ]	Seller Initials [ ]	STANDARD FORM 580-T Revised 7/2025

THE [   ] MAKE NO REPRESENTATION AS TO THE LEGAL VALIDITY OR ADEQUACY OF ANY PROVISION OF THIS FORM IN ANY SPECIFIC TRANSACTION. IF YOU DO NOT UNDERSTAND THIS FORM OR FEEL THAT IT DOES NOT PROVIDE FOR YOUR LEGAL NEEDS, YOU SHOULD CONSULT A NORTH CAROLINA REAL ESTATE ATTORNEY BEFORE YOU SIGN IT.

BUYER:		SELLER:

[ ]		[ ]

(Name of Entity)		(Name of Entity)

By:	[ ]	By:	[ ]
Name:	[ ]	Name:	[ ]
Title	[ ]	Title	[ ]
Date:	[ ]	Date:	[ ]

WIRE FRAUD WARNING

To Buyers: Before sending any wire, you should call the closing agent’s office to verify the instructions. If you receive wiring instructions for a different bank, branch location, account name or account number, they should be presumed fraudulent. Do not send any funds and contact the closing agent’s office immediately.

To Sellers: If your proceeds will be wired, it is recommended that you provide wiring instructions at closing in writing in the presence of the closing agent. If you are unable to attend closing, you may be required to send an original notarized directive to the closing agent’s office containing the wiring instructions. This directive may be sent with the deed, lien waiver and tax forms if those documents are being prepared for you by the closing agent. At a minimum, you should call the closing agent’s office to provide the wire instructions. The wire instructions should be verified over the telephone via a call to you initiated by the closing agent’s office to ensure that they are not from a fraudulent source.

Whether you are a buyer or a seller, you should call the closing agent’s office at a number that is independently obtained. To ensure that your contact is legitimate, you should not rely on a phone number in an email from the closing agent’s office, your real estate agent or anyone else.

The undersigned hereby acknowledges receipt of the Earnest Money set forth herein and agrees to hold said Earnest Money in accordance with the terms hereof.

(Name of Escrow Agent)

Date: [   ]                                                                                                                                               By: [   ]

Escrow Agent’s contact/notice information is as follows:

[   ]

e-mail address: [   ]                                                                                          fax number [   ]:

except as same may be changed pursuant to Section 13.

Buyer Initials [ ]	Seller Initials [ ]	STANDARD FORM 580-T Revised 7/2025

EXHIBIT A

EXHIBIT B

TO

AGREEMENT FOR PURCHASE AND SALE OF IMPROVED REAL PROPERTY (“AGREEMENT”)

BETWEEN

[   ]. (“BUYER”)

AND

[   ] (“SELLER”)

This Exhibit B is made an integral part of the Agreement to which it is attached. In the event of any conflict between the terms and provisions of the Agreement to which this Exhibit B is attached and the terms and conditions of this Exhibit B, then the terms and provisions of this Exhibit B shall control. Capitalized terms used in this Exhibit B shall have the meanings given to them in the Agreement unless specifically set forth herein.

1. Miscellaneous Modifications:

(a) Ground Lease ROFO. It is understood that (i) Seller, as landlord, and [   ] (“[   ]”), as tenant (“Tenant”), are parties to a Ground Lease Agreement dated October 19, 2021 (the “Ground Lease”), (ii) the Ground Lease grants Tenant a right of first offer to purchase the Property and (iii) as a condition to the parties’ obligations under the Agreement, Tenant shall have waived in writing such right to purchase the Property or the Ground Lease parties shall enter into a lease amendment deleting such right of first offer.

(b) Services Agreement. It is understood that Seller and [   ] are parties to that certain [   ] Services Agreement, dated October 19, 2021, as amended by that certain Amendment No. 1 to [   ] Services Agreement dated August 1, 2023 (as amended, the “[   ]”). At Closing, Seller shall assign all rights, obligations, and liabilities of Seller under the SSA and Buyer hereby agrees to acknowledge and assume all of the same effective from and after Closing.

(c) Miscellaneous Agreements and Permits. Seller hereby discloses to Buyer, and Buyer acknowledges the same, that the Property had been owned and operated by [ ] (or its affiliates) prior to Seller’s ownership of the Property. It is Seller’s understanding that the U.S. Environmental Protection Agency (“EPA”) and/or North Carolina Department of Environmental Quality (“NCDEQ”) obligates [ ] to continue to remediate and monitor certain environmental issues caused by [ ] (or its affiliates) during the period of time [ ] (or its affiliates) owned the Property. During the Examination Period, Seller agrees to reasonably cooperate with Buyer as to Buyer’s diligence of such environmental and [ ] items as well as other Property items (e.g., stormwater permits, air emission permits).

(d) Perpetual Land Use Restrictions. The Property is subject to a Declaration of Perpetual Land Use Restrictions for a Federal Superfund Site recorded in [   ] on [ ] in the Office of the Register of Deeds for [   ] (the “Declaration “). Buyer agrees to comply with the Declaration on and after the Closing Date, including the obligation at page 3, paragraph 4 of the Declaration to submit an annual letter report to NCDEQ.

2. Terms and Definitions.

The definition of“Examination Period” is deleted and replaced by the following:

“Examination Period” will begin on July 3, 2026 and extend through 5:00 pm (based upon time at the locale of the Property) September 4, 2026.

“Personal Property” shall be deemed to mean all furniture, fixtures, equipment, and personal property, if any, owned outright by Seller and used exclusively at the Property.

3. Section 4. Deliveries. The first sentence of Section 4 of the Agreement is deleted and replaced by the following:

Section 4. Deliveries. Seller agrees to use commercially reasonable efforts to deliver to Buyer, as soon as reasonably possible after the Contract Date, copies of the following documents and information with respect to the Property, to the extent in Seller’s possession: surveys, plans, specifications, licenses, permits, environmental reports, and policies of title insurance.

4. Section 6(c). Inspections. The following is added at the end of Section 6(c):

Seller at Sellers sole discretion may grant Buyer permission, at Buyers sole cost, to conduct a Phase II environmental site assessment during the Examination Period, including sampling and analysis for the presence of per- and polyfluoroalkyl substances in the soil and groundwater on the Property. Buyer shall present Seller a scope of work for review for each work request, and Seller will provide comment in writing to Buyer regarding permission or variations to the scope of work requested. Buyer shall maintain, at its expense, commercial general liability insurance with respect to the matters set forth in this Agreement (including the performance of the activities under this Section 6(c)), covering bodily injury, death and property damage, with limits of not less than $2,000,000.00 per occurrence. That liability insurance shall (a) be primary as to any insurance maintained by Seller, (b) contain deductibles not to exceed $10,000.00, and (c) name Seller as an additional insured. Prior to such time as Buyer or any ofits agents or contractors enter the Property, Buyer shall provide Seller with a certificate of insurance in a form acceptable to Seller evidencing that Buyer has commercial general liability insurance coverage as required by this Section 6(c).

5. Section 8. Environmental. Section 8 of the Agreement is deleted and replaced by the following:

Except as disclosed in that certain September 2, 2021 Phase I ESA [   ]prepared by [   ], in documents on the NCDEQ Laserfiche Document Management System, Division of Waste Management Facility ID #[   ], and in documents in the EPA Administrative Record for the [ ]. ([   ]) [   ], [   ], Seller represents and warrants that it has no actual knowledge (as defined in Section 25) of the presence or disposal, except as in accordance with applicable law, within the buildings or on the Property of hazardous substances, which are defined as those substances, materials, and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR Part 172.101) or by EPA as hazardous substances (40 CFR Part 302.4) and amendments thereto, or such substances, materials and wastes that are regulated under any applicable local, state or federal law, including without limitation (i) petroleum, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) designated as a Hazardous Substance pursuant to Section 311 of the Clean Water Act of 1977 (33 U.S.C. §1321) or listed pursuant to Section 307 of the Clean Water Act of 1977 (33 U.S.C. §1317), (v) defined as a hazardous waste pursuant to Section 1004 of the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6903), or (vi) defined as a hazardous substance pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601).

Seller has no actual knowledge of any contamination of the Property from neighboring tracts.

Notwithstanding anything in this Agreement to the contrary, Seller shall indemnify and save Buyer and each of its respective partners, directors, officers, shareholders, members, managers, contractors, subcontractors, sub-subcontractors, mortgagees, agents and employees, harmless from and against any and all loss, cost or damage, including, without limitation, reasonable attorneys’ fees, incurred or sustained by any of them arising from environmental conditions caused by Seller during Seller’s ownership of the Property. Seller agrees to cooperate with Buyer’s efforts to procure, at Buyer’s sole cost and expense, a pollution legal liability insurance policy in the amount of $20,000,000.00 aggregate limit for bodily injury, property damage and cleanup costs associated with environmental conditions at the Property with Buyer and/or its affiliate taking title to the Property at Closing as the named insured(s) thereunder (the “PLL Policy”). Such PLL Policy shall have a 10-year term and be issued by a Triple A (or higher) rated insurer.

6. Section 9. Risk of Loss/Damage/Repair. The following is added at the end of Section 9 of the Agreement:

If, prior to the Closing date, any portion or all of the Property is damaged by any casualty, which would cost $500,000.00 or less to repair or replace, the Buyer shall have the option to either (i) terminate this Agreement by written notice to Seller and receive a return of the Earnest Money, (ii) reduce the Purchase Price by the reasonably estimated cost of repairing or replacing the portion of the Property so damaged or destroyed, or (iii) if the casualty was an insured casualty, Buyer shall receive a credit against the Purchase Price equal to the deductible amount applicable under Seller’s casualty policy and Seller shall assign to Buyer all insurance proceeds at Closing. Any election hereunder shall be exercised by written notice to Seller given within ten (10) business days after Buyer receives notice of such casualty. If, Prior to the Closing date, any portion or all of the Property is damaged by any casualty, which would cost more than $500,000.00 to repair, Buyer shall have the right to terminate this Agreement by written notice to Seller and receive a return of the Earnest Money,

7. Section 10. Earnest Money Disbursement. The first three sentences of Section 10 of the Agreement are deleted and replaced by the following:

In the event of a breach of this Agreement by Seller and Seller’s failure to cure that breach within 15 days after receipt of written notice thereof from Buyer, Buyer may, as its sole and exclusive remedy, either: (i) terminate this Agreement and receive a refund of the Earnest Money and all provisions of this Agreement shall be null, void and of no further force or effect; or (ii) seek specific performance of this Agreement. In the event of a breach of this Agreement by Buyer and Buyer’s failure to cure such breach within 15 days after receipt of written notice from Seller, then, as Seller’s sole and exclusive remedy for such breach, Seller may terminate this Agreement, and the Earnest Money shall be forfeited to Seller immediately as liquidated damages. The terms of this Section 10 shall not limit any of Buyer’s indemnity obligations as set forth in this Agreement nor apply with respect to any breach by Buyer in connection with any obligation to be performed by Buyer after Closing.

8. Section 11. Closing. Section 11 of the Agreement is hereby amended to reflect that Buyer and Seller shall also deliver an assignment and assumption of any service contracts, warranties and intangibles listed on Exhibit C (collectively, the “Service Contracts”) attached hereto at Closing.

9. Section 15(b). Compliance. Section 15(b) of the Agreement is deleted and replaced by the following:

Section 15(b) Compliance. To Seller’s knowledge, (i) Seller has received no notice in writing of any violation of statutes, rules and restrictions pertaining to or affecting the Property; (ii) performance of this Agreement will not result in the breach of, constitute any default under or result in the imposition of any lien or encumbrance upon the Property under any agreement or other instrument to which Seller is a party or by which Seller or the Property is bound; and (iii) there are no legal actions, suits or other legal or administrative proceedings pending or threatened against the Property.

10. Section 18. Assignment. Section 18 of the Agreement is deleted and replaced by the following:

Section 18. Assignment. Neither the rights nor the obligations of Buyer under this Agreement may be assigned by Buyer without the prior written consent of Seller; except that Buyer may assign this Agreement to any entity in which Buyer has an ownership interest and that Buyer controls, that controls Buyer or that is under common control with Buyer. A change in control of Buyer shall be deemed an assignment for the purposes of this Section 18. For the purposes of this Section 18, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through voting interests, by contract or otherwise. Any assignment shall be in writing in a form reasonably requested by Seller and shall obligate assignee to assume and perform all of the terms and conditions of this Agreement. Buyer’s right to assign this Agreement without Seller’s consent shall be limited to one time only.

11. Section 24 (New). Time is of the Essence. A new Section 24 is added to the Agreement as follows:

Section 24. Time is of the Essence. Time is of the essence in the performance of all obligations under this Agreement. Unless business days are specifically referenced, any reference to time periods in this Agreement shall, in the computation thereof, include Saturdays, Sundays and legal holidays, but any time period provided for in this Agreement which shall end on a Saturday, Sunday or legal holiday shall extend to 7:00 p.m. on the next full business day.

12. Section 25 (New). Seller’s Representations and Warranties. A new Section 25 is added to the Agreement as follows:

Section 25. Seller’s Representations and Warranties. Seller represents and warrants as follows:

(a) Organization. Seller is duly formed, validly existing and, if applicable, in good standing under the laws governing its organization, and is duly qualified to transact business and is in good standing in the state in which the Property is situated.

(b) Authority/Consent. Seller possesses all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. Seller represents and warrants to Purchaser that each individual executing this Agreement and, at Closing, all closing documents, on behalf of Seller is duly authorized to do so.

(c) Litigation. To Seller’s knowledge, there is no existing, pending or threatened in writing litigation or other judicial or arbitration proceeding affecting Seller and/or the Property.

(d) Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending or threatened, against Seller. Seller has not caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state, or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or made an assignment for the benefit of creditors.

(e) Other Sales Agreements. Seller has not entered into any other contract to sell the Property or any part thereof that is currently in effect.

(f) Service Contracts. Except for those listed on Exhibit C attached hereto, there are no Service Contracts entered into by Seller or by any tenant (not including anything related to the SSA or Wastewater Treatment plant as Seller and Buyer will need to verify with [   ] any Service Contracts) under any Lease to the extent such contracts create a liability or obligation that is passed through to Seller or the Property owner (including, without limitation, any assignments, modifications, supplements, or amendments related thereto) with respect to the Property relating to the maintenance, construction, architectural, parking, supply, security, or other service related to the Property.

(g) Assessments. Seller has received no written notice that there are unpaid and delinquent assessments against the Property.

(h) Violations of Law. During Seller’s period of ownership of the Property, Seller has not received written notice from any governmental authority of any violations of any federal, state, county or municipal laws, ordinances, orders, regulations and requirements affecting the Property or any portion thereof (including the conduct of business operations thereon) that remain uncured.

(i) Condemnation. To Seller’s knowledge, there is no pending or threatened in writing condemnation or similar proceeding affecting the Property.

(j) Title. Other than the right of first offer contained in the Ground Lease, no third party has a right of first refusal or right of first offer to purchase all or any portion of the Property.

Notwithstanding anything contained in this Agreement to the contrary, except for any environmental representations and warranties which shall survive Closing for the period of coverage under the PLL policy, Seller’s representations and warranties in this Agreement shall survive Closing for a period of six (6) months. For the purposes of this Agreement, the phrases “to Seller’s knowledge” and “actual knowledge” shall mean the current and actual knowledge of [   ], without any obligation to make any investigation or inquiry, and shall not include any knowledge of any other person which may be imputed to Seller. Buyer acknowledges that the individual named above is named for the purpose of defining the scope of Seller’s knowledge and not for the purpose of expanding any liability of Seller or for creating any duties running directly from such individual to Buyer. This Section shall survive Closing and the termination of this Agreement.

13. Section 26 (New). Seller Covenants. A new Section 26 is added to the Agreement as follows:

Section 26. Seller Covenants.

(a) From the Contract Date until the Closing, Seller shall continue to operate, lease, maintain and repair the Property consistent with Seller’s historical operations and shall maintain all existing insurance coverages with respect to the Property.

(b) Prior to the Closing, Seller shall maintain the Property, including, without limitation, the land and improvements, substantially in their present condition and repair, except for normal wear and tear, casualty and condemnation.

(c) Seller shall not remove any Personal Property from the Improvements, except as may be required for necessary repair or replacement, and replacement shall be of equal or greater quality and quantity as the removed item of Personal Property.

(d) Seller will not take, approve or consent to any action that would change the zoning or use of the Property unless first consented to by Buyer.

(e) Seller shall promptly deliver to Buyer copies of any written default notices, notices of lawsuits and notices of violations affecting the Property.

(f) Prior to Closing, unless otherwise instructed by Buyer, Seller will either terminate or reassign (as applicable), effective upon the Closing, all employees, if any, employed at or in connection with the Property, without cost or expense to Buyer, including, but not limited to, Seller’s property manager.

(g) So long as this Agreement is in effect, Seller shall not sell, mortgage, pledge, encumber title, hypothecate or otherwise transfer or dispose of all or any part of the Property, or any interest therein other than the imposition of liens created by any refinance or modification of existing financing, which financing will be paid off in full at the Closing. So long as this Agreement is in effect, Seller shall not: (i) enter into any contract or agreement to sell or lease or grant any option, right of first offer, right of first refusal as to any portion of the Property (other than this Agreement) or any new easement for any portion of the Property without Buyer’s prior written consent, which may be withheld in Buyer’s sole discretion. Seller shall not take any action or fail to take any action the result of which would have an adverse impact on the Property or would cause any of the representations and warranties contained in this Agreement to be untrue.

(h) Seller shall not terminate any Lease or evict a tenant under any Lease without Buyer’s prior written consent, which shall not be unreasonably withheld during the Examination Period, and after the expiration of the Examination Period shall be in Buyer’s sole discretion. In connection with requesting Buyer’s written consent, Seller shall provide a complete document or request for Buyer’s review; provided, however, in the event of a life safety emergency, Seller shall be permitted to use its judgment in connection with the eviction or removal of a tenant without obtaining Buyer’s prior written consent.

(i) Seller shall use best efforts to obtain a comfort letter from the Environmental Protection Agency addressed to Buyer that indicates the Buyer’s proposed redevelopment and/or use of the Property is consistent with the institutional controls and will not impede the ongoing work of the responsible party (the “Comfort Letter”).

(j) Seller shall reasonably cooperate with Buyer (at no cost to Seller) in its efforts to apply for and/or obtain any entitlements, approvals or commitments for Buyer’s proposed redevelopment and/or use of the Property; provided, however, Buyer shall ensure no such entitlement, approval, or commitment is effective until from and after the Closing Date (unless otherwise agreed to in writing by Seller).

(k) If, after the Contract Date and prior to Closing, Seller obtains actual knowledge of any fact, condition, or circumstance that would make any representation or warranty of Seller contained in this Agreement materially untrue or misleading, or that would constitute a material adverse condition affecting the Property not previously disclosed to Buyer, Seller shall promptly (and in no event later than three (3) business days after obtaining such knowledge) deliver written notice to Buyer of such fact, condition, or circumstance. Delivery of such notice shall not cure any breach or constitute a waiver of Buyer’s rights under this Agreement, including Buyer’s right to terminate this Agreement pursuant to Section 29 if the matter constitutes a failure of a condition precedent.

14. Section 27 (New). Property Conveyed “As Is”. A new Section 27 is added to the Agreement as follows:

Section 27. Property Conveyed “As Is”. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND FOR THE SPECIAL WARRANTY OF TITLE IN THE DEED, (A) THE PROPERTY SHALL BE SOLD, AND BUYER SHALL ACCEPT THE PROPERTY ON THE CLOSING DATE, “AS IS, WHERE IS, WITH ALL FAULTS”; AND (B) NEITHER SELLER NOR THE SELLER RELATED PARTIES HAVE OR SHALL BE DEEMED TO HAVE MADE ANY VERBAL OR WRITTEN REPRESENTATIONS OR WARRANTIES (WHETHER EXPRESS OR IMPLIED) TO BUYER WITH RESPECT TO THE PROPERTY, ANY MATTER SET FORTH, CONTAINED OR ADDRESSED IN ANY DOCUMENTS OR MATERIALS REGARDING THE PROPERTY DELIVERED TO OR OBTAINED BY BUYER (INCLUDING THE ACCURACY AND COMPLETENESS THEREOF) OR THE RESULTS OF THE INSPECTIONS. “Seller Related Parties” means Seller’s officers, agents, managers, members, directors, contractors, representatives and employees, and Seller’s affiliated companies, and the officers, agents, managers, members, directors, contractors, representatives and employees of those affiliated companies. Notwithstanding the foregoing, nothing in this Section 27 shall limit, waive, or otherwise affect any rights or remedies available to Buyer (whether at law, in equity, or under this Agreement) with respect to: (a) fraud or intentional misrepresentation by Seller or any Seller Related Party in connection with this Agreement or the transactions contemplated hereby; (b) a breach by Seller of any express representation or warranty set forth in this Agreement (including Section 25) or in any document or certificate delivered by Seller at Closing; or (c) any matter limited to any express representation or warranty in the PSA or any closing document that Seller has knowledge of not being true. For the avoidance of doubt, the “As Is” acknowledgment set forth in this Section 27 is intended to apply solely to matters that are not otherwise addressed by express representations, warranties, or covenants in this Agreement and that are not within Seller’s actual knowledge, and shall not serve as a defense to any claim by Buyer based on Seller’s knowing concealment or non-disclosure of material information regarding the Property.

15. Section 28 (New). Condemnation. A new Section 28 is added to the Agreement as follows:

Section 28. Condemnation. If prior to the Closing date all or any material part of the Property is taken by eminent domain proceedings, or if eminent domain proceedings are commenced against all or any material part of the Property, then Seller shall notify Buyer, and Buyer may terminate this Agreement by giving notice to Seller within ten days after its receipt of that notice (but, in any event, prior to the Closing date). If Buyer so terminates this Agreement, then the Earnest Money shall be refunded to Buyer, and neither party shall have any further obligations under this Agreement (other than those obligations that expressly survive the termination of this Agreement). If Buyer does not so terminate this Agreement, the Purchase Price shall be reduced by the total of any awards or other proceeds received by Seller prior to Closing with respect to any taking of the Property, and, at Closing, Seller shall assign to Buyer all rights of Seller in any awards payable after Closing by reason of any taking of the Property. As used in this Section 28, a taking of a material part of the Property is a taking of a portion of the Property that, in Buyer’s sole judgment, is likely to impact in any manner Buyer’s ability to develop and use the Property for its desired purpose.

16. Section 29 (New). Conditions: Seller agrees to assist Buyer in completing the following tasks:

(a) Amend the Ground lease whereby Buyer will have an option to terminate the Ground Lease. If the Ground Lease will be assigned to Buyer at Closing, Seller shall work to obtain Buyer with a guarantee executed by[   ] as guarantor for the tenant’s indemnification in Paragraph 14 of the Ground Lease and expressly providing that the indemnification in Paragraph 14 of the Ground Lease includes indemnification for any claims against the Buyer related to [   ]. ([   ]) [   ]y, [   ] and any other environmental conditions resulting from the operations of [   ], [   ] and any other subsidiary or affiliate of [   ] or [   ] on the Property.

(b) If the Ground Lease will be assigned to Buyer at Closing, the Buyer would like confirmation from the EPA that the tenancy of [   ] post-Closing will not preclude Buyer’s claim to the bona fide prospective purchaser defense under CERCLA.

(c) Buyer hopes to obtain local, county and state incentives for its proposed use of the Property.

(d) Buyer and/or Seller shall work to obtain a Comfort Letter from the Environmental Protection Agency.

(e) Assist Buyer in working with Escrow Agent to be irrevocably committed to issue an owner’s title policy, subject only to the Permitted Exceptions.

(f) Assist Buyer with obtaining a PLL Policy.

(g) Buyer hopes to received a zoning letter from the applicable municipality and/or county confirming that there are no open zoning, building and/or fire code violations affecting the Property that remain uncured.

(h) Seller shall have delivered tenant estoppel certificates from all tenants under the Leases in form and substance reasonably acceptable to Buyer.

(i) In addition to the current amount of power (20 megawatts) being delivered to the site, Buyer shall work to receive confirmation that additional electrical power service in the amount of not less than 5 megawatts by Closing date is or will be available to the Property through existing infrastructure. Such availability shall be evidenced by written confirmation from the utility provider.

EXHIBIT C